April 26, 2007 1st Quarter 2007 Earnings Release Conference Call

Ronald M. DeFeo, Chairman and Chief Executive Officer: Thank you for your interest in Terex Corporation today.

On the call with me this morning is Phil Widman, our Senior Vice President and Chief Financial Officer; Tom Riordan, the Company’s President and Chief Operating Officer; as well as our Group Presidents: Tim Ford for Aerial Work Platforms; Bob Isaman for Construction; and Steve Filipov for the Cranes Segment.

A replay will be available shortly after the conclusion of the call and can be accessed until Thursday, May 3, 2007 at 5:00 p.m. EDT. To access the replay, please call (800) 642-1687 and for participants internationally (706) 645-9291 and enter conference id #5491002.

We are holding this call from the Bauma Show in Munich, Germany. This is the world’s largest construction related show. It happens every three years and the industry is booming and people are buying. I know I have seen many of the analysts on the call over the past couple of days, and I am pleased to be able to report our first quarter earnings to you today which I think were outstanding.

The earnings progress we have made as well as the overall franchise development progress underway at Terex is a reflection of years of hard work. Financially we are happy with the first quarter performance of an EPS of $1.09, including the $12.5 million charge for the $200 million note redemption that took place in January. This represents about a 45% increase compared with last year on a net income from continuing operations basis. Phil will obviously cover the specifics of our financial performance, and Tom will have a detailed conversation about our operations as well as some of the initiatives underway.

While we are delighted with the financial performance and the near team outlook for our business, we realize that we have much to do to continue to improve this Company. Several years ago, we set out on a journey to transition Terex to becoming a superb operating company. We are still in the early days of this journey, but I think there are clear signs that progress is being made. Our operating margins are now clearly in the +10% range, increasing our confidence in our longer term goal of “12 by 12 in ’10”. That is specifically to be $12 billion of revenue with a 12% operating margin in 2010. We realize that to achieve this goal, we will need to grow our business in Asia and in the rest of the world at a much faster pace than we have planned for our Americas and European businesses. As we look outwardly we expect to grow our Americas business about 6% per year, our European business about 8%, and the rest of the world at about 28% per year through 2010. This results in about 12% compounded annual growth, which we feel is achievable. This 12% annual growth is obviously slower than the nearly 19% rate that we achieved in the first quarter, recognizing that some of the first quarter growth was from currency.

Crucial for our long term performance is the development of our management talent. As you know, Tom Riordan joined the Company as our President and COO on January 1, 2007, and two other members of our leadership team - the leader of our Aerial Work Platforms and our Construction businesses - these leaders are also new and I can’t be more delighted with this team of individuals. These new additions to our team, coupled with the leadership team that was already in place, I feel is one of the strongest teams I have ever seen in the construction equipment industry. I think our leadership is passionate about the business, willing to take thoughtful risk and not confined to conventional tactics. Continuing to deepen and build our management ranks will be the most fundamental requirement to achieve our longer term goals.

Terex will continue to examine acquisitions. However, we remain reluctant to pay extremely high multiples for businesses despite the rather fluid capital markets. We are willing to pay a full price for a quality asset, but our historical tendencies have been more toward finding product lines that can be added to our mix and having that business being built as a complement to our existing businesses. I don’t want to, nor can I, handicap at this point in time what and when we might make an acquisition, although we will continue to look at properties as they become available.

I am looking forward to seeing many of you at our planned May 24th Investor Day at the Greenwich, Connecticut Hyatt. This will be a day when you will get a chance to meet the broader Terex leadership team and will have a chance to discuss our business performance in more depth. What you will find is a Company that is growing, that is improving itself, but that has a lot to do. We are working on cost improvement, technology, new product development, distribution and all the fundamentals of a business. As I have said before, we are still a very young company, and as such, I expect us to be successful, but also to make a few mistakes as well. So with that, I will turn over to Phil who will cover the quarter in some depth, and then Tom will get into the operating initiatives and progress underway at our business segments.

Thank you, and I look forward to taking your questions.

Phillip C. Widman, Senior Vice President and Financial Officer: Thanks Ron, and good morning.

Before I begin, let me remind you that we will discuss expectations of future events and performance of the Company on today’s call, and that such expectations are subject to uncertainties related to macroeconomic factors, interest rates, governmental actions, and other factors. A fuller description of the factors that affect future expectations is included in the press release and our other public filings. I encourage you to read them.

We had an excellent first quarter, with net sales growth of 19% to more than $2 billion, mainly as a result of improving international demand for Crane, Construction and Aerial Work Platforms products. Foreign exchange contributed 4.7% and an acquisition contributed 1.7% to the growth over the 2006 period. Our gross margin improved by 2.3 percentage points to 20.5%, largely due to the flow through of prior pricing actions, international demand in our Crane segment and parts volume in the Materials Processing & Mining segment.

This results in an incremental gross margin of 33%. The increase in SG&A expense due to continued investment in improvement initiatives (which Tom Riordan will discuss in more detail) and the expansion of our sales activities in international markets partially offset the gross margin improvement when looking at operating margin. Operating margin was 10% in the first quarter of 2007, an improvement of 1.6 percentage points when compared to the prior period (approximately 0.3% of which was related to foreign exchange fluctuations).

Income from continuing operations in the first quarter 2007 was $114 million or $1.09 per share compared to $77 million or $.75 per share in the comparable 2006 period. As noted in our press release, we had a charge of $.08 per share in the current quarter as a result of the early extinguishment of $200 million of the 9-1/4% Senior Subordinated Notes.

Given this performance, balanced with some market uncertainties, we would expect our full year guidance to be at the high end of our previously indicated range of $5.00 to $5.40 per share, including the impact of the early extinguishment of debt.

Although favorable income from operations drove Return on Invested Capital to a level of 39.7%, we were disappointed with the level of working capital, as it increased to 22% of annualized trailing quarter net sales. Working capital increased largely as a result of investment in anticipation of the seasonally strong second quarter, the higher proportion of international shipments in transit to customers, and the impact of supplier constraints in certain production locations. This is a key improvement opportunity for us as we focus on supply chain management, demand planning and our execution of lean principles.

Order backlog increased to $3.4 billion, a 56% increase over the prior year and 25% sequentially, as global demand continues to accelerate. Recall that order backlog is defined as orders deliverable in the next twelve months.

With regard to capital structure, we completed the pay down of $200 million of the 9-1/4% Senior Subordinated Notes. Total debt decreased by $85 million during the first quarter as the need to fund operating activities, largely working capital, partially offset the Note pay down.

The effective tax rate for continuing operations in the first quarter was 37.5% as discrete items, largely related to the early extinguishment of debt and the repayment of an intercompany loan, increased the rate somewhat from our expectations. However, the full year effective tax rate for continuing operations is still forecasted to be 36%.

Let’s move on to the individual segment performance.

First, the Aerial Work Platforms Segment demonstrated continued strong financial performance in this quarter, as more of our activity here continues to shift to international markets, particularly Western Europe. International net sales rose to 43% of this segment’s volume from 33% in the prior year’s quarter. Overall net sales volume increased more than 19% to $548 million and we improved gross margin by 1.2 percentage points as the favorable product mix and growth in international markets, coupled with the effect of prior pricing actions, more than offset cost pressures. Our continued investment in sales infrastructure in expanding markets provided some offset when looking at overall operating margin, which improved to 18.1% from 17.4% in the prior year quarter.

You will note that backlog levels of $676 million are down from the prior year first quarter as the pattern of U.S. market orders has leveled out through the year, given supply has come more into balance with demand. International order growth has largely offset this pattern, however, and overall backlog has increased sequentially by 3%.

To meet the growing international demand and to improve working capital efficiency, which suffers from the increased transit times to our customer base, we launched production of an aerial work platform product in one of our European facilities this month.

The Terex Construction Segment had a net sales increase of 22% to $408 million, as demand for compact equipment in Europe and globally for heavy trucks strengthened. Foreign currency accounted for roughly a third of the growth in the period over the prior year.

Overall gross margin improved 1.0 percentage point, benefiting mainly from pricing actions and volume growth in the compact equipment businesses more than offsetting some of the pressure from currency movement in penetrating US markets.

Operating margin improved modestly to 1.5% as we continue to focus on execution of our plans to pull together distribution in core markets, improve manufacturing, product introduction, and global supply management processes, while capitalizing on the growing opportunities in key home markets.

Backlog levels increased over 85% sequentially to $599 million due to increasing demand for hydraulic excavators, compact equipment and heavy trucks, as well as certain supplier constraints limiting production output, particularly in material handlers and hydraulic excavators.

The Terex Cranes Segment continued to demonstrate substantial growth in net sales and profitability as worldwide demand continues to flourish. Net sales increased by 36% to $501 million. Excluding the impact of foreign exchange and the acquisition of a controlling 50% ownership interest in a Chinese manufacturer, growth was roughly 22%.

Gross margin improved by 4.9 percentage points to 19.9% as the effect of prior pricing actions flowing through the backlog coupled with a higher mix of crawler cranes more than offset cost pressures. The operating margin of 10.6%, an improvement of 3.5 percentage points, is somewhat less as we invest in sales and administrative infrastructure to address the expanding global business. Backlog, which reached $1,286 million, has more than doubled relative to the prior year period and increased by 14% over the year end 2006. We continue to focus on increasing production levels through supply chain management, lean principles and additional critical resources to accelerate the delivery of our order backlog in this incredibly strong market.

The Terex Materials Processing & Mining Segment reported a relative modest net sales increase of 4% to $395 million. Net sales of mining products decreased over the prior year period mainly due to the timing of deliveries hampered by supplier constraints, while material processing volume continued to expand as demand for the mobile product lines, in particular in emerging economies, picked up the pace.

Gross margin improved by 2.8 percentage points to 22.8% mainly due to the improving mix of parts volume versus new equipment in the period. Operating margin improved by 0.9 percentage points to 11.7% as support infrastructure is built to address the anticipated net sales volume evidenced by the backlog growth.

Order backlog more than doubled from the prior year as we booked a large order for Fortescue Metals Group Ltd in Australia of $93 million in this quarter as well as experiencing strong growth in most product lines. The overall strength of the global economy and the increasing demand for energy and raw materials bode well for continued expansion in this segment.

Overall the Roadbuilding, Utility Products and Other Segment reported flat net sales, with improvements in the Utility Products business and most of the Roadbuilding product lines, offset by the impact of the slow down in US residential housing, which has continued to negatively impact our concrete mixing truck product line.

The current year results include losses of $3.5 million related to two areas -- the wind down of our re-rental fleet business and certain charges related to a distribution joint venture which we consolidate in this segment.

You will note a reduction in loss from operations in the corporate and eliminations as we have allocated an additional $12 million to the business segments over the prior year. We continue to focus on company wide initiatives in supply management, manufacturing strategy, the enterprise management system, marketing, and the Terex Business System.

So, in concluding, we are pleased with our financial performance this quarter and continue to focus on operational improvement initiatives, which Tom will discuss, in order to realize our full potential.

With that I’ll turn it over to Tom.

Thomas Riordan, President and Chief Operating Officer: Thanks, Phil, and good morning everyone.

In general, we had a very good quarter of order and sales performance in most of our businesses, while being challenged in many areas from supply chain issues with deliveries of key components, and planning and ramp-up issues based on the higher demand.  Cost pressures from our supply base remain moderate.

Starting off with our Aerial Work Platforms business, order rates in the US are up low single digits, order rates in Europe and Asia are up high double digits.  Our large boom business (over 60 feet) continues to be very strong around the globe.  Tim Ford and his team have continued to diversify our US customer base very successfully.  With the success of revenue growth outside of the US, one of our challenges is working capital growth with a US focused manufacturing base.  As we ramp up assembly in Europe (Italy has started assembly, and a second location expected to be running in the fourth quarter) and explore opportunities in Asia/Pacific, working capital needs will moderate over time.  We are moving one of our key operating leaders into the role of the AWP Managing Director for Europe, which will accelerate this process.

Our Construction group is seeing strong continued demand from Europe, the Middle East, and Africa, with the US light construction market continuing to be soft and with negative impact from exchange rates in the US market for this group.  Bob Isaman has made very good progress in identifying key talent in his organization, with new and additional leaders being added in key slots for focusing the group on customer and cost opportunities.  Progress in China has not been as fast as we would like, and we have been adding resources and skills to accelerate the results in this region.

The Cranes group had a terrific quarter.  We are seeing strong demand and order rates in all regions and in particular with high tonnage products.  Steve Filipov’s organization is continuing to ramp up capacity, with good success in solving our welding capacity issues mentioned on our last quarter’s call, and are working through some supply chain issues with supplier capacity and planning for strong growth.  Order backlog is at record levels, and shows little to no signs of abating. A strong new product pipeline is also helping to continue our growth.

Next, our Materials Processing & Mining group had a solid quarter.  Strong Materials Processing order rates and sales continue with a robust new product pipeline.  This has been somewhat offset by a slow quarter for Mining revenue, but strong future orders as evidenced by the backlog.  A key part of the challenge in the first quarter was supplier deliveries, which Rick Nichol’s group is aggressively addressing. Based on a strong order book for the second half 2007 and good fundamentals in this market, we are cautiously optimistic that our revenue growth will rebound in the near future.  Working capital is also a concern in this group, with work on lean process improvements for sales and production planning continuing.

Our segment of Roadbuilding, Utility Products and Other operations had mixed results.  Strong Roadbuilding order rates have been offset by weakness in the concrete mixer market as a result from the US residential housing market.  Our business continues to have strong improvement in US order rates and is starting to develop sales outside the US.  And, as Phil mentioned, there were also some one-time non-operating issues affecting the results of this reporting segment.

Moving on to our key initiatives:

Being the “Best Place to Work” in our industry is one element of our vision statement, and we have recently completed our second global survey of all team members, with an 83% response rate. We are very encouraged by the progress we have made in most areas and virtually every business since the last survey in late 2005.  Our team is very focused on our safety improvement annual goal of reducing lost time accidents by 25%, and we are working diligently to implement a variety of other actions that make Terex such an exciting place to work.

Our “One Terex” initiative for installing upgraded ERP systems throughout our business continues to make very solid progress, with a total of three pilot sites in the US, UK, and Germany fully engaged with Phil’s IT team and other resources.  With a streamlined approach to have a common view of customers and business processes, this will be a huge boost to our insight on data and intelligence to running our business.  This is clearly a long term significant transformation of our business over the next four to five years and is very enthusiastically viewed by our team members and leaders throughout the Company.

TBS, The Terex Business System, is continuing to mature throughout our organization, with significant learning and Kaizen events occurring globally.  It was the focal point of our recent annual Leadership Conference, where we spent most of three days engaged on learning and sharing best practices.  As a quick example, we had 66 Kaizen or Terex Improvement events in Q1 in the Materials Processing & Mining group alone – virtually one every business day. We clearly have much to learn, and the organization understands that we have significant opportunities to continuously improve our business to the benefit of our customers, team members, and stakeholders.

Sourcing and Supply Chain – We hope to announce shortly a new VP - Sourcing to Terex, which is a clear sign of all Terex businesses beginning to work together to leverage our supply chain spend.  We have made good progress with regional business teams on steel, fabrications, and hydraulics.  One key result is significant savings over the next few years in these commodities, with a variety of additional opportunities in other cost reductions and working capital. We are just beginning to appreciate the huge opportunities we have to collaborate on engineering improvements for component rationalization and developing strategic supplier relationships.

Improving our “Face to the Customer” is a key priority as we work through the many challenges of satisfying an expanding list of sophisticated global customers.  As you can appreciate, we have a variety of “legacy” processes to enhance from aftermarket parts logistics, fill rates, and warranty policies, to upgrading our service engineering support, and other aspects of making it easier for our customers to do business with us.  We are benchmarking and modeling what it takes to provide world class service for the entire buying experience, and we are working hard “behind the scenes” to do just that.  Our Strategic Accounts group is gaining traction to work across all Terex businesses on a seamless basis for the benefit of our larger customers. We have a lot to do, and significant change does not come quickly.  The end result will be very worthwhile. Overall, I am very pleased with the tremendous amount of work and enthusiasm from our team members to improve our infrastructure while most of our businesses are producing at record levels.  It is through this kind of commitment and results that will enable us to continue our journey to making Terex a world class operating company.

I will turn it back to Ron at this point.